Exhibit 10.7

sEVERANCE AGREEMENT And general release

THIS SEVERANCE AGREEMENT and GENERAL RELEASE (“Agreement”) is made and entered into by and between Warren Sutherland (“Employee”) and CCUR Holdings, Inc. (the “Company”).

WHEREAS, Employee has served as Chief Financial Officer for the Company immediately prior to the Separation Date (defined below) in accordance with an employment agreement dated May 15, 2017 and amendments thereto respectively dated January 30, 2018 and January 1, 2019 (collectively referred to as the “Employment Agreement”);

WHEREAS, the Company desires to terminate Employee’s employment with it in accordance with Paragraph 4.4 of the Employment Agreement;

WHEREAS, Employee and the Company desire to enter into this Agreement in accordance with the Employment Agreement and in order to settle fully and finally any differences between them and specify the terms and conditions of Employee’s separation from employment with the Company; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1)	SEPARATION DATE. The parties agree that Employee’s employment with the Company will end October 1, 2020 (the “Separation Date”). Following the Separation Date, Employee shall not represent himself as being an employee, officer, director, agent or representative of the Company for any purpose. He shall also not be entitled to any compensation or benefits from the Company, including coverage under any benefit plans, incentive plans, or programs sponsored by the Company, except as expressly provided under this Agreement or as required by law.

2)	SEPARATION PAY; OTHER CONSIDERATION. In consideration of the promises made by Employee herein and subject to Employee’s compliance with the terms and conditions of this Agreement, the Company will provide Employee with the following payments and benefits:

a)	The Company agrees that it will pay Employee the sum total of $290,625 (15 months of Employee’s current salary rate immediately prior to the Separation Date), less applicable deductions and withholdings and in lieu of any claim Employee may have to an annual bonus (the “Severance”). The Severance will be paid out over a 15-month period in 32 bi-weekly installments of $9,082.03 (the “Severance Period”). Provided Employee does not breach this Agreement and/or revoke it pursuant to Paragraph 20 below, the first installment will be made on the next regularly scheduled payroll date following the expiration of the revocation period.

b)	The Company agrees to vest, at the end of the Transition Period, as defined in Paragraph 7 below, and subject to the Employee’s compliance with this Agreement, Employee’s remaining unvested Restricted Stock (i.e., 36,673 Shares). All of Employee’s Restricted Stock shall continue to be subject to the “Incentive Plan” as that term is defined in the Employment Agreement.

c)	Employee will be advised of his rights under Georgia’s state continuation coverage law (“State Continuation”) for healthcare benefits, and if he desires to continue coverage by timely electing coverage and timely completing all election forms, the Company will provide Employee and any of his eligible dependents who were covered under the Health Plan, as defined in the Employment Agreement as of the Separation Date with State Continuation coverage for the maximum period allowed of 3 months. Following this initial 3-month period and through the remainder of the Severance Period, Employee will obtain healthcare insurance through a private party or an exchange, to be substantially consistent in scope with the coverage that was provided prior to the Separation Date. During the Severance Period, Employee’s cost for such State Continuation and private or exchange coverage will equal the premium charged to active employees during such period, and the remainder of the premium, upon documentation of coverage and total premium amount, will be paid by the Company. Employee will be fully responsible for making timely payments of health insurance premiums.

Employee acknowledges that the consideration set forth in this Paragraph is more than what he is otherwise entitled to receive from the Company.

3)	RESPONSIBILITY FOR TAXES. The parties agree that the payments described in Paragraph 2(a) shall be subject to all regular tax withholdings. By signing below, Employee acknowledges that any and all other taxes, penalties, interest, fines or other assessments by the Internal Revenue Service (or any state or local tax authority) that may become due as a result of any payment or transaction contemplated by this Agreement are his sole responsibility. Employee agrees to fully indemnify and hold the Company harmless with respect to any such taxes, penalties, interest, fines or other assessments or any attorney fees or other costs incurred by Company in connection with the same. Further, Employee agrees that any taxes that are due but unpaid and that the Company receives notice of prior to making such payments may be set off against any payments due under this Agreement, to the maximum extent allowed by law. Further, nothing contained herein shall be construed or relied upon as any advice or opinion by or on behalf of the Company regarding the tax treatment of the payments made under this Agreement.

4)	WAIVER AND GENERAL RELEASE. For valuable consideration, the adequacy of which is hereby acknowledged, Employee hereby forever settles, releases, compromises, reaches accord and satisfaction, waives, remises, discharges, and acquits the Company and its parents, affiliates and subsidiaries (including all of their respective successors and assigns thereof) and all of their respective past, present and future members, shareholders, employees, officers, directors, agents, predecessors, administrators, representatives, attorneys, insurers and employee benefit plans (collectively, the “Released Parties”), from any and all legal claims, liabilities, suits, causes of action (whether before a court or an administrative agency), damages, costs, attorney fees, interest, injuries, expenses, debts, or demands of any nature whatsoever, known or unknown, liquidated or unliquidated, absolute or contingent, at law or in equity, which were or could have been filed with any federal, state, or local court, agency, arbitrator or any other entity, whether based directly or indirectly on Employee’s employment with or separation from the Company or any other position Employee held with the Company or arising from any other known or unknown dispute between Employee and the Company as of the date Employee signs this Agreement. Employee acknowledges that this general release specifically includes, but is not limited to, claims arising under Title VII of the Civil Rights Acts of 1964; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the Family and Medical Leave Act; the whistleblower provision of the Section 11(c) of the Occupational Safety and Health Act, 29 U.S.C. §660(c); the National Labor Relations Act; the Federal False Claims Act and related state acts; the Sarbanes Oxley Act; the Fair Employment and Housing Act; the Dodd Frank Act; the Georgia Equal Pay Act, the Georgia Prohibition of Age Discrimination in Employment Act, and the Georgia Equal Employment for People with Disabilities Code, all as amended; and any other federal, state or local laws or regulations prohibiting employment discrimination or protecting employee rights, as well as claims for other tortious or unlawful conduct, up to the date of the execution of this Agreement. This Agreement shall not waive or release any rights or claims that cannot be waived or released as a matter of law.

Employee fully understands and agrees that this Agreement may be pled by the Released Parties as a complete defense to any claim or entitlement which may be hereafter asserted by him or on his behalf in any suit, claim, or grievance proceeding against the Released Parties, for or on account of any matters or things up to and including the present time of execution hereof.

Employee agrees and understands that any claims he may have under the aforementioned statutes, or any other federal, state or local law ordinance, rule or regulation are effectively waived and released by this Agreement. Employee represents that he knows of no claim that he has that has not been released by this Section. Employee further represents that he is not aware of any Company officer, director, member, shareholder, or employee violating Company policies and/or the law. Employee acknowledges and understands that this Section is intended to prevent him from making any claim against any of the Released Parties regarding any matter or incident relating to or arising out of his employment that occurs up to the date Employee executes this Agreement. Employee hereby covenants and agrees not to file, commence or initiate any suits, grievances, demands or causes of action against any of the Released Parties based upon or relating to any of the claims released and forever discharged pursuant to this Agreement. If Employee breaches this covenant not to sue, he hereby agrees to pay all of the reasonable costs and attorneys’ fees actually incurred by the Released Parties in defending against such suits, grievances, demands or causes of action, together with such other and further damages as may result, directly or indirectly, from that breach. Moreover, Employee agrees that he will not persuade or instruct any person to file a suit, grievance, demand or cause of action with any state or federal court or administrative agency against any of the Released Parties.

5)	NONDISPARAGEMENT. Employee agrees that he will not make any remark or statement, whether verbal or in writing, except where required by law, that reasonably may be construed as disparaging to any of the Released Parties. This prohibition shall include, but not limited to, any statements made via social media, on websites or blogs, that defame, disparage or in any way criticize the personal or business reputation, practices, or conduct of the Company, Parent or any other Released Parties. Employee acknowledges and agrees that this prohibition extends to statements, written or verbal, made to anyone, including but not limited to, the news media, any of the Company’s or Parent’s Board of Directors and Board of Managers, respectively, owners, competitors, vendors, employees (past and present), affiliated companies, and prospective and/or current clients of the Company.

6)	CONFIDENTIALITY. Employee acknowledges that he has not discussed or disclosed, and will not discuss or disclose, the existence of this Agreement, the contents of this Agreement or the details of this Agreement to any third party except as may be required by any law or regulation or any regulatory authority, including, but not limited to, the Securities and Exchange Commission, NASDAQ stock exchange and OTC Market. Notwithstanding the foregoing, Employee may disclose the existence of this Agreement or its details and the financial terms of the Agreement to his spouse, attorneys, or tax advisors as needed; provided, however, Employee agrees that if he discloses any such information to his spouse, attorneys or tax advisors, he will be held responsible for any breach of confidentiality by any such individuals. Moreover, the Parties agree that this Agreement and their respective promises as set forth in this Agreement are conditioned, in part, upon compliance with Paragraphs 5 (Nondisparagement), 6 (Confidentiality), 7 (Cooperation), and 9 (Post-Employment Covenants) of this Agreement. The Parties agree that Paragraphs 5, 6, 7 and 9 of this Agreement are essential and material terms of this Agreement and that no settlement could have been reached without such terms. If Employee is required to disclose this Agreement, its terms or underlying facts pursuant to court order and/or subpoena, he shall notify Igor Volshteyn, President and COO for the Company, in writing via facsimile or mail, within 24 hours of his receipt of such court order or subpoena, and simultaneously provide him with a copy of such court order or subpoena. Employee agrees to waive any objection to any request by any of the Released Parties or Employee that the document production or testimony be done in camera and under seal.

7)	COOPERATION. Employee acknowledges that, due to the nature of his position and the Company’s various reporting obligations, the Company will need him to provide transition services from October 1 through December 31, 2020 (the “Transition Period”). During the Transition Period, Employee agrees to cooperate with the Company and provide consultant services required to transition his responsibilities to a new CFO (or firm providing CFO services) to the satisfaction of the Company. Employee shall receive $1 for his consultant services. Following the Transition Period, Employee further agrees to cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Employee was employed by the Company. The Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by the Company and in any other business transition matters.

8)	RECORDS/COMPANY PROPERTY. At the end of the Transition Period, except for Employee’s laptop, Employee agrees to immediately turn over to the Company all physical and electronic files, memoranda, records, equipment, documents, photographs, computer discs, audiotapes, videotapes, and any other Company property and/or copies or reproductions of the same that he has received from the Company or otherwise obtained through his employment with the Company, including, but in no way limited to, handbooks, policies, day planners, personal data assistants, cell phones, business records, computers, hard drives, flash or jump drives, compact discs or other storage sources, printouts of electronically-stored information, office equipment, Company uniforms, and Company-provided clothing.

9)	POST-EMPLOYMENT COVENANTS. Employee acknowledges and agrees that he will continue to be bound by his post-employment obligations under the Employment Agreement (including, but not limited to, the Protective Agreement and any amendments thereto) that survive the termination of his employment by the terms thereof or by necessary implication, including without limitation, the confidentiality, assignment of inventions, non-competition, non-solicitation and other covenants set forth in the Employment Agreement.

10)	DEFEND TRADE SECRETS ACT. Employee is hereby notified that under the Defend Trade Secrets Act: (a) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (i) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or, (ii) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (b) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

11)	NO ADMISSION. This Agreement shall not in any way be construed as an admission by the Company of any wrongful action against Employee or any other person, and the Company specifically disclaims any wrongful action against Employee on the part of itself, its current or former employees, agents, owners, members, directors, officers, and shareholders. This Agreement is a good faith effort by the parties to end their relationship in a professional manner and promote harmonious relations in the future.

12)	GOVERNMENT AGENCIES. Nothing in this Agreement is intended to limit Employee’s ability to provide complete and truthful testimony pursuant to subpoena or other legal process; to make a claim with any government agency; or to participate in an investigation conducted by any such agency. Employee represents that he has not filed any complaints or charges against any of the Released Parties with any local, state or federal agency or court, that he will not file any such complaints or charges arising out of or relating to events prior to the execution of this Agreement and that if any such agency or court assumes jurisdiction of any such complaint or charge against any of the Released Parties on behalf of Employee, he will request such agency or court to withdraw from the matter and that the complaint or charge be dismissed. If the agency or court does not dismiss the matter, he acknowledges he will not be entitled to recover anything.

13)	ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties hereto as to the end of Employee's employment and any other roles with the Company, and except as provided in Paragraph 9 (Post-Employment Covenants) and Paragraph 2(b) (Separation Pay; and Other Consideration) above, fully supersedes any and all prior agreements or understandings between them pertaining to the end of Employee’s employment and all other roles with the Company. It is agreed that this Agreement may be modified only by a subsequent, written agreement, executed by both parties.

14)	VOLUNTARY AGREEMENT. Employee has read all of the terms of this Agreement and understands that this Agreement releases the Released Parties forever from any legal action arising from his employment relationship with the Company. Employee acknowledges that he signs this Agreement of his own free will and in exchange for the consideration to be given, which he acknowledges is adequate and satisfactory. Employee declares that he is competent to execute this Agreement.

15)	INDEMNIFICATION AND REMEDIES FOR BREACH. It is further understood and agreed that if, at any time, a violation of any term of this Agreement is asserted by the Company, the Company shall have the right to seek specific performance of that term and/or any other necessary and proper relief, including but not limited to damages and/or injunctive relief, from any court of competent jurisdiction, and the Company, should it prevail, shall be entitled to recover its reasonable costs and attorneys’ fees. In addition to these remedies, should Employee violate this Agreement, he will also be required to repay all amounts paid to him under the terms of this Agreement. Additionally, Employee specifically acknowledges that any breach of his obligations under Paragraphs 5 (Nondisparagement), 6 (Confidentiality) and 9 (Post-Employment Covenants) of this Agreement would cause irreparable harm to the Company, the exact amount of which would be difficult to determine, and that the remedies at law for any such breach would be inadequate. For that reason, Employee agrees that the Company shall be entitled, as a matter of right, to a temporary, preliminary, and/or permanent injunction and/or other injunctive relief, ex parte or otherwise, from any court of competent jurisdiction (not limited to those specified in Paragraph 16, below), without posting bond or other security, restraining any violations by Employee. Such injunctive relief shall be in addition to and in no way limit any and all other remedies the Company shall have at law and equity for the enforcement of such covenants and provisions. In any action for injunctive relief, the prevailing party will be entitled to collect reasonable attorneys’ fees and other reasonable costs from the non-prevailing party. To be a “prevailing party” under this Section, the Company need only successfully obtain a preliminary injunction.

16)	GOVERNING LAW/VENUE/JURISDICTION. This Agreement shall be construed and interpreted under the laws of the State of Georgia and the undersigned and the Company, upon its acceptance of this Agreement, consent to the jurisdiction of the state and/or federal courts in Fulton County, Georgia.

17)	SEVERABILITY; WAIVER; BINDING EFFECT.

a)	If any part, term, or provision of this Agreement is declared or is determined by any agency or court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby, and the illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement. Furthermore, if the release of any particular claim(s) is determined to by a court with jurisdiction per Paragraph 16 above to be invalid or ineffective, this shall not affect or impair the validity or effectiveness of the release of the remainder of claims. The Company also shall be permitted to seek a determination from the same or another court with jurisdiction per Paragraph 16 above regarding whether Employee is entitled under such circumstances and relevant law to retain the Severance paid to Employee under this Agreement.

b)	All covenants, representations, and agreements made by or on behalf of Employee and the Company contained in this Agreement will be binding upon the parties and their respective spouses, successors, representatives, assigns, heirs and estates.

c)	No waiver of any term or condition contained in this Agreement shall be effective unless made or confirmed in writing by the person or entity alleged to have waived the right. Unless expressly stated in such writing otherwise, no such waiver shall be construed as a waiver of a subsequent breach or failure of the same term or condition or a waiver of any other term or condition contained in this Agreement.

18)	Code Section 409A. This Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall be administered and interpreted accordingly. In no event whatsoever shall the Company be liable for any additional tax, interest, or penalties that may be imposed on Employee by Section 409A or any damages for failing to comply with, or be exempt from, Section 409A.

19)	COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but which when taken together, will constitute one and the same instrument. Signatures transmitted by facsimile or email will be effective as originals.

20)	REVIEW AND REVOCATION. Pursuant to the Older Workers Benefit Protection Act of 1990, Employee acknowledges that he was given twenty-one (21) days to review and consider this Agreement before signing it and revoke it within seven (7) days of signing it. No discussions about, or changes to, this Agreement will restart the running of said 21-day period. Employee further acknowledges that he: (a) took advantage of this period to consider this Agreement before signing it; (b) carefully read this Agreement; (c) fully understood it; and (d) is entering into it voluntarily. Employee further acknowledges that the Employer encouraged him to discuss this Agreement with an attorney before signing it. Revocation can be made by delivering a written notice of revocation to Igor Volshteyn. For this revocation to be effective, written notice must be received no later than 5:00 p.m. CST on the seventh day after Employee signs this Agreement. If Employee revokes this Agreement, he will not receive the consideration set forth in Paragraph 2 above.

THE UNDERSIGNED FURTHER STATES THAT HE HAS CAREFULLY READ THE WITHIN AND FOREGOING RELEASE AND UNDERSTANDS THE CONTENTS THEREOF, AND THAT HE EXECUTES THE SAME OF HIS OWN FREE ACT AND DEED.

IN WITNESS WHEREOF the Parties have executed this Agreement on the date(s) indicated below.

Date: October 1, 2020	/s/ Warren Sutherland
Warren Sutherland

CCUR HOLDINGS, INC.

Date: October 1, 2020	By:	/s/ Igor Volshteyn
	Name:	Igor Volshteyn
	Title:	President and COO

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